EXHIBIT 99.2
Non-GAAP Financial Measure -
Return on Average Tangible Equity

Return on average tangible equity is supplemental financial information determined by a method other than in accordance with accounting principles generally accepted in the United Stated of America (“GAAP”). National Penn’s management uses this non-GAAP measure in its analysis of National Penn’s performance. Annualized net income return on average tangible equity excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure, return on average shareholders’ equity (dollars in thousands).

Reconciliation Table for Non-GAAP Financial Measure
	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2004
Return on average shareholders' equity	17.30%	16.80%	17.36%	16.20%	13.20%
Effect of goodwill and intangibles	2.16%	1.55%	1.90%	5.42%	10.60%
Return on average tangible equity	19.46%	18.40%	19.26%	21.62%	23.80%